EXHIBIT 3.80

Articles of Organization of Jalou Silver Dollar, LLC

AlAter Secretary of State	ARTICLES OF ORGANIZATION (R.S. 12:1301)

	Domestic Limited Liability Company Enclose $75.00 filing fee Make remittance payable to Secretary of State Do not send cash	Return to: Commercial Division P.O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Site: www.sos.louisiana.gov

STATE OF	Ohio	Check one: ☒ Business ☐ Nonprofit

PARISH/COUNTY OF	Cuyahoga

1.	The name of this limited liability company is :	Jalou Silver Dollar, LLC
2.	This company is formed for the purpose of:	(check one)
☒	Engaging in any lawful activity for which limited liability companies may be formed.
☐
(use for limiting activity)
3.	The duration of this limited liability company is: (may be perpetual)	perpetual
4.	Other provisions:

JAY DARDENNE		Signatures:
SECRETARY OF STATE		/s/ Christopher S.W. Blake, Esq
RECEIVED & FILED		Christopher S.W. Blake, Esq., authorized representative
DATE	11-13-06

On this 10th day of November, 2006, before me, personally appeared Christopher S. W. Blake, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed it as his free act and deed.

NOTARY NAME MUST BE TYPED OR PRINTED WITH NOTARY#

[SEAL]

5-30-2011

[ILLEGIBLE]
Notary Signature

[See instructions on back]

[ILLEGIBLE]	L037-10/05/05 C T System Online